EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 8, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 2009 ANNUAL EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.1 billion multi-bank holding company with eight bank subsidiaries, reported annual net income of $9,118,000 for 2009 compared to $7,536,000 of net income reported in 2008, representing a 21.0% increase over the prior year’s annual results.  On a per share basis, Premier earned $1.32 for the year 2009, a 5.6% increase from the $1.25 per share earned for the full year 2008.

The increased earnings in 2009 were primarily the result of a 19.4% increase in net interest income, a 7.4% increase in recurring non-interest income and a non-recurring $3.6 million bargain purchase gain on acquisitions.  The improvements in revenue were partially offset by a 36.3% increase in non-interest expenses and a $905,000 increase in the provision for loan losses.  All of the increases in 2009 reflect the acquisition of two banks during the second quarter of 2008 and the acquisition of two banks at the beginning of the fourth quarter of 2009.  For the two banks acquired in 2009, their results are included in the financial performance of Premier only from the October 1, 2009 acquisition date.  For the two banks acquired during the second quarter of 2008, their results are included in the financial performance of Premier for the full year of 2009, but only for the last eight months of 2008 from their April 30, 2008 acquisition date.

For the quarter ending December 31, 2009, Premier realized net income of $5,032,000, which included the bargain purchase gain.  Excluding this gain, Premier earned $1,480,000 during the fourth quarter of 2009, a 22.2% decrease from the $1,902,000 of net income reported for the fourth quarter of 2008.  On a per share basis, Premier earned $0.62 per share during the fourth quarter of 2009, more than double the $0.30 per share earned during the fourth quarter of 2008.  Excluding the bargain purchase gain, the decrease in quarterly earnings in 2009 was primarily the result of an 87.8% increase in non-interest expenses, largely due to the addition of the operations of the two banks acquired in 2009 and a $607,000 increase in the provision for loan losses.  The increase in non-interest expenses was partially offset by 33.0% increase in recurring non-interest income and a 62.8% increase in net interest income, also largely due to the bank acquisitions.

President and CEO Robert W. Walker commented, “We are delighted to report the financial performance of the company for 2009.  We believe the acquisitions of Adams National Bank (“ANB”) and Consolidated Bank and Trust (“CB&T”) will add long-term benefits to Premier.  We have already begun to provide short-term tangible benefits to the banks in the form of new management, stronger balance sheets, and access to greater liquidity.  While we have taken on the challenge of a significant increase in problem assets from these two banks, we were able to record these troubled assets at a fair value and thus reduce the potential for future losses that would normally be associated with such a high level of non-accrual loans.  We are confident in the new management team and, with Premier’s help and experience; we believe we can achieve a positive resolution for these problem assets.  While Premier’s results will still be subject to the strengths and weaknesses of our local and national economy, for the fifth consecutive year we have increased the company’s net interest income and non-interest income.  In 2009, these increases were largely due to our acquisitions.  We continue to be excited about our future and look toward meeting its challenges.  We believe our friendly, ‘down home’, community approach to banking helps us during all seasons of the economy as we strive to improve and expand our franchise.”

Net interest income for the quarter ending December 31, 2009 totaled $11.095 million, compared to $6.815 million of net interest income earned in the fourth quarter of 2008 and $6.768 million earned in the third quarter of 2009.  When compared to the fourth quarter of 2008, net interest income increased 62.8%, as the addition of ANB and CB&T was partially offset by a 1.0% decrease in net interest income of Premier’s other six banks.  Total interest income in the fourth quarter of 2009 increased by $4.1 million or 42.7% when compared to the fourth quarter of 2008, as a $4.067 million or 52.6% increase in interest income on loans and a $128,000 or 6.7% increase in interest income on investments was partially offset by a decrease in interest income on federal funds sold and interest bearing bank balances, down $46,000 or 63.0%.  Total interest expense in the fourth quarter of 2009 decreased by $131,000 or 4.5% when compared to the fourth quarter of 2008.  Interest on deposits, including the $414,000 of additional interest expense from the addition of ANB and CB&T, decreased by $198,000 or 7.6%, while interest on short-term funds and other borrowings increased by $67,000 or 23.2%

The $4.327 million or 63.9% increase in net interest income, when compared to the third quarter of 2009 (the prior calendar quarter), is also largely due to the inclusion of the two acquired banks only in the fourth quarter of 2009.  Total interest income in the fourth quarter of 2009 increased by $4.743 million or 52.0% when compared to the third quarter of 2009 as the two new banks added $4.288 million of additional loan interest income and $506,000 of additional investment interest income.  The remaining six banks increased their collective loan interest income by $13,000 or 0.2%, which was more than offset by the $74,000 or 4.6% decrease in their investment interest income.  The overall increase in interest income was partially offset by a $416,000 or 17.7% increase in total interest expense.  Interest on deposit accounts increased by $414,000 due to the bank acquisitions which more than offset the $134,000 or 6.3% decrease in interest expense on deposits at the other six banks.  Interest on short-term funds and other borrowings increased in total by $136,000 or 61.8% largely due to a $108,000 increase in interest expense from the long-term borrowings acquired from parent company of the two banks.

In addition to the increase in net interest income from the acquisitions of ANB and CB&T, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending December 31, 2009 totaled $8.029 million compared to $3.898 million in the fourth quarter of 2008 and $4.349 million in the third quarter of 2009.  The $4.131 million increase, when compared to the fourth quarter of 2008, is largely attributable to the $2.946 million of net overhead costs added from the inclusion of ANB and CB&T in 2009.  The remaining $1.185 million or 30.4% increase in net overhead costs was largely due to a $484,000 increase in expenses and writedowns of other real estate owned, a $149,000 or 244% increase in FDIC insurance costs, a $152,000 increase in professional fees largely related to completing the bank acquisitions, a $156,000 increase in staff costs and a $285,000 restitution of loan collection costs in 2008 by the former president of Farmers Deposit Bank, a Premier subsidiary.  Partially offsetting these increases in operating costs was a $96,000 or 7.4% increase in non-interest income in the fourth quarter of 2009.  When compared to the third quarter of 2009, net overhead costs in the fourth quarter of 2009 increased by $3.680 million, largely due to the $2.946 million of net overhead costs added from the inclusion of ANB and CB&T in the fourth quarter.  Other net overhead increases include a $489,000 increase in expenses and writedowns of other real estate owned and a $206,000 increase in professional fees largely related to completing the bank acquisitions.

During the quarter ending December 31, 2009, Premier recorded a $713,000 provision for loan losses compared to a $106,000 provision for loan losses in the fourth quarter of 2008 and a $127,000 provision for loan losses in the third quarter of 2009.  The increase in the provision in the fourth quarter of 2009 was a result of $200,000 of provision expense at ANB and CB&T plus an increase in the estimated credit risk in the loan portfolio.  The increased risk is largely associated with the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans, loan charge-offs and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Total assets as of December 31, 2009 of $1.1 billion were up $377 million or 52.1% from the $724 million of total assets at year-end 2008.  The significant increase in total assets is largely due to the $367 million of assets acquired via the purchase of ANB and CB&T, which added $235 million in loans, $65 million of investments, and $36 million of cash and due from banks.  Otherwise total assets have increased by $10.5 million, largely due to increased funds from an $18.1 million or 3.1% increase in total deposits at the other six banks, partially offset by a $6.4 million decrease in repurchase agreements and a $3.2 million decrease in FHLB borrowings.  The $10.5 million increase in total assets was largely the result of increases in cash and due from banks, up $3.4 million, and federal funds sold, up $7.0 million.  Shareholders’ equity of $128.6 million equaled 11.7% of total assets at December 31, 2009 which compares to shareholders’ equity of $89.4 million or 12.3% of total assets at December 31, 2008.  The $39.1 million increase in shareholders’ equity includes $22.3 million of preferred stock and warrants for common stock issued to the U. S. Treasury under the Trouble Asset Relief Program (“TARP”) and approximately $10.3 million of common stock issued to acquire ANB and CB&T.  The remaining increase was largely the result of 2009 net income partially offset by cash dividends on common and preferred stock plus an increase in the net unrealized gain of the securities portfolio.  Premier invests in high quality debt securities of the U.S. Government or its agencies. While the combined market value of the investment portfolio may fluctuate above and below the cumulative purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2009

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2009	2008	2009	2008
Interest Income	13,857	9,708	41,227	37,844
Interest Expense	2,762	2,893	10,144	11,809
Net Interest Income	11,095	6,815	31,083	26,035
Provision for Loan Losses	713	106	1,052	147
Net Interest Income after Provision	10,382	6,709	30,031	25,888
Non-Interest Income	1,714	1,289	5,584	5,198
Gain on Bargain Purchase	3,552	-	3,552	-
Securities Transactions	-	-	-	93
Non-Interest Expenses	9,743	5,187	27,115	19,894
Income Before Taxes	5,905	2,811	12,052	11,285
Income Taxes	873	909	2,934	3,749
NET INCOME	5,032	1,902	9,118	7,536
Preferred Stock Dividends	(133)	-	(133)	-
Net Income Available to Common Stockholders	4,899	1,902	8,985	7,536

EARNINGS PER SHARE	0.62	0.30	1.32	1.25
DIVIDENDS PER SHARE	0.11	0.11	0.44	0.43

Charge-offs	1,161	531	2,437	1,232
Recoveries	155	127	410	832
Net charge-offs	1,006	404	2,027	400

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2009	2008
ASSETS
Cash and Due From Banks	61,611	22,148
Federal Funds Sold	22,985	15,899
Securities Available for Sale	240,970	175,741
Loans Held for Sale	897	1,193
Loans (net)	691,564	458,567
Other Real Estate Owned	9,251	1,056
Other Assets	42,877	19,887
Goodwill and Other Intangibles	31,595	29,974
TOTAL ASSETS	1,101,750	724,465

LIABILITIES & EQUITY
Deposits	913,784	589,182
Fed Funds/Repurchase Agreements	24,600	18,351
Short-term Borrowings	-	3,000
FHLB Advances	14,937	4,607
Other Borrowings	16,027	15,560
Other Liabilities	3,846	4,343
TOTAL LIABILITIES	973,194	635,043
Stockholders’ Equity	128,556	89,422
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,101,750	724,465

TOTAL BOOK VALUE PER COMMON SHARE	13.39	13.99

Non-Accrual Loans	46,299	6,943
Loans 90 Days Past Due and Still Accruing	489	625